INSIDER TRADING POLICY
(effective as of October 15, 2025)
This Policy supersedes all previous Stem, Inc. insider trading policies. Stem reserves the right to amend or rescind this Policy or any portion of it at any time and to adopt different policies and procedures at any time. In the event of any conflict or inconsistency between this Policy and any other materials distributed by Stem relating to transactions in Stem securities, this Policy will govern.
If a law or regulation conflicts with this Policy, you must comply with that law or regulation.
Executive Summary
The following description is a summary of select material provisions of Stem’s Insider Trading Policy. Because this summary does not restate the Policy in its entirety or purport to cover all the information that may be important to you, you should read the Policy in its entirety. If you are a director or executive officer of the Company, you should also read the Section 16 Compliance and Reporting Memorandum.

•Prohibition on Insider Trading. Buying, selling or making other transfers of Stem securities when in possession of material nonpublic information is illegal and a violation of this Policy. It is also illegal and a violation of this Policy for persons with material nonpublic information to pass on such information to others who then trade or to engage in speculative transactions in Stem securities. See Section II.A-II.B of the Policy.
•What is “Material”? Information is “material” if a reasonable investor would consider the information important in deciding whether to buy, hold or sell securities. Information that would reasonably be expected to affect Stem’s common stock price should be considered material. See Section II.D of the Policy.
•Trading Windows. Employees who are not Restricted Individuals (as defined below) may trade in Stem securities at any time when they are not in possession of material nonpublic information. Restricted Individuals may trade in Stem securities only during open trading windows. A trading window generally begins on the date that is one full trading day after the date of public release of Stem’s earnings results and ends two weeks prior to the end of each quarter (i.e., two weeks prior to the last day of each December, March, June and September). See Section III.B of the Policy.
•Pre-clearance of all Transactions for the “Pre-Clearance Group”. All directors, executive officers and other select member of the Restricted Individuals group must obtain pre-approval of any purchase, sale or other trade in Stem securities, even during trading windows. Approvals will be effective for only 48 hours. See Section III.B of the Policy.
•Individual Responsibility. Each individual is responsible for ensuring that he or she does not violate this Policy, the U.S. or any other applicable securities laws regarding trading or communicating information regarding securities. The restrictions and prohibitions in this Policy also apply to your family members who reside with you and, in some cases, those who do not.

I.    INTRODUCTION
Purpose. Stem, Inc. (the “Company”) is listed on the New York Stock Exchange (the “NYSE”), and is subject to its rules, as well as the rules and regulations of the Securities and Exchange Commission (“SEC”). U.S. Federal and state laws prohibit buying, selling or making other transfers of securities by persons who have material, nonpublic information that has not been disclosed by the Company. These laws also prohibit persons with such material nonpublic information from disclosing this information to others for purposes of trading.
The SEC, the NYSE and the various non-U.S. securities regulators maintain vigorous programs of enforcement against persons who engage in illegal insider trading. The SEC has successfully prosecuted cases against employees who engage in transactions through foreign accounts, transactions by family members and friends, and transactions involving only a small number of shares. Therefore, it is important that you understand the breadth of activities that constitute illegal insider trading.
The Company has adopted the following policy (this “Policy”) regarding trading in the securities of the Company and the handling of confidential information about the Company and the companies with which the Company does business. The Company’s Board of Directors (the “Board”) has adopted this Policy to promote compliance with federal, state and foreign securities laws that prohibit certain persons who are aware of material nonpublic information about a company from: (i) trading in securities of that company or (ii) providing material nonpublic information to other persons who may trade on the basis of that information.
The principles discussed in this Policy also apply to nonpublic information that you obtain in the course of your employment or other involvement with the Company about another public company (such as a client, customer or a company with which Stem is involved in a transaction). If you obtain material nonpublic information about another public company, then you must not trade in the securities of that company until the information has been publicly disseminated.
Persons Subject to this Policy. This Policy applies to all officers of the Company and its subsidiaries, all members of the Board and all employees of the Company and its subsidiaries. The Company may also determine that other persons should be subject to this Policy, such as contractors or consultants who have access to material nonpublic information. This Policy also applies to Related Persons (defined below), including family members, other members of a person’s household and entities controlled by a person covered by this Policy.
No Exceptions. The prohibition against trading while in possession of material nonpublic information is absolute and unconditional. There is no exception for small transactions or transactions that may seem necessary or justifiable, such as the need to raise money for an emergency expenditure. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.
Additional Restrictions on Directors and Executive Officers. If you are designated as a Section 16 officer under the U.S. Securities and Exchange Act of 1934, as amended (the “Exchange Act”), you are subject to the restrictions and reporting requirements described in a separate Section 16 Compliance and Reporting Memorandum, which has been delivered to you concurrently with this Policy. Individuals who are so designated will be notified by the Company’s Chief Legal Officer and Secretary (the “CLO”).

Transactions Subject to Policy. This Policy applies to transactions, whether direct or indirect, in Stem’s securities, including its common stock, options to purchase common stock, restricted stock or restricted stock units, or any other type of securities that Stem may issue, including but not limited to preferred stock and convertible debentures, as well as derivative securities relating to Stem but that are not issued by Stem, such as exchange-traded put or call options or swaps relating to Stem securities (collectively referred to as “Stem securities”). Transactions subject to this Policy include purchases, sales and bona fide gifts of Stem securities.
When this Policy refers to another entity’s “securities,” it refers to its common stock, options to purchase common stock, or any other type of securities that that the entity may issue, as well as derivative securities relating to that company but that are not issued by that entity.
The Company will review, evaluate and revise this Policy from time to time in light of regulatory changes, developments in the Company’s business and other factors.
Applicability.
•Sections I and II of this Policy apply to all directors, officers and other employees of Stem.
•Section III of this Policy applies to all directors and executive officers of Stem, Inc., as well as other key personnel, defined in Section III as “Restricted Individuals.”
•To the extent this Policy applies to you, it also applies to any Related Persons (as defined in Section III.A.2), including (a) your family members who reside with you or who are financially supported by you (including children at college); (b) anyone else who lives in your household; and (c) any family members who do not live in your household but whose transactions in Stem securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in Stem securities). Please refer to Section III.A.2 for the full definition of Related Persons.
Individual Responsibility. Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and not to engage in transactions in Stem securities while in possession of material nonpublic information. Persons subject to this policy must not engage in illegal trading and must avoid the appearance of improper trading. Each individual is responsible for making sure that they comply with this Policy, and that any family member, household member or entity whose transactions are subject to this Policy, as discussed below, also comply with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company, the Compliance Officer (defined below) or any other employee, officer or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail under the heading “Consequences of Violations.”
Consequences of Violations. If you violate the insider trading laws, you may go to prison for up to 20 years. You may also have to pay civil fines for up to three times the profit gained or loss avoided by such trading, as well as criminal fines of up to $5 million. In addition, the Company may face civil penalties up to the greater of $1 million, or three times the profit gained or loss avoided as a result of your insider trading violations, as well as criminal fines of up to $25 million.

Administration of Policy. The Company’s Chief Legal Officer administers this policy and serves as the Insider Trading Policy Compliance Officer (the “Compliance Officer”). In his or her absence, Stem’s Chief Financial Officer will serve as the Compliance Officer. The Compliance Officer may also designate one or more individuals in the legal department who may perform the functions of the Compliance Officer. The Compliance Officer will review and either approve or prohibit all proposed trades requiring preapproval under this policy according to the procedures set forth in this policy, except that with respect to the Chief Legal Officer, any proposed trades must be approved by Stem’s Chief Financial Officer. All determinations and interpretations by the Compliance Officer will be final and not subject to further review.

[Remainder of Page Intentionally Blank]

II.    TRADING POLICIES AND PROCEDURES
A.    No Trading on Material Nonpublic Information; No “Tipping” Others
General Prohibition. No director, officer or other employee of Stem (or any other person designated by this Policy) may, directly or indirectly, through family members or other persons or entities, engage in transactions in Stem securities when that person is aware of have material nonpublic information about Stem, except as otherwise specified in this Policy under the headings “Permitted Transactions” and “Rule 10b5-1 Trading Plans.” For guidance on what is “material” or “nonpublic,” see Section II.D below.
This prohibition against illegal “insider trading” also applies to transactions in the securities of other entities when you learn of material nonpublic information about such entities as a result of your employment or other association with Stem. Examples include learning material nonpublic information from the Company’s customers and suppliers, or another entity with which the Company is negotiating a major transaction, such as a joint venturer, strategic partner or acquisition target.
No tipping. You must also not convey material nonpublic information about the Company or another company to anyone else, including family members. You also must not recommend that anyone purchase or sell any company’s securities while you are aware of material nonpublic information about that company. These practices, known as “tipping,” also violate the U.S. securities laws and can result in the same civil and criminal penalties that would apply if you engage in insider trading directly, even if you do not receive any money or derive any benefit from trades made by persons to whom you passed material nonpublic information. This policy against “tipping” applies to information about the Company and its securities, as well as to information about other entities. This Policy does not restrict legitimate business communications on a “need to know” basis.
B.    Prohibition on Speculative Transactions; Special Transactions

Additional restrictions and prohibitions with respect to pledges, margin accounts and “limit” or “stop loss” orders apply to Stem directors, officers and other Restricted Individuals (as defined in Section III.A.1). Directors, officers and other Restricted Individuals should see Section III of this Policy.

Short-term trading of Stem securities may be distracting to the person and may unduly focus the person on the Company’s short-term stock market performance instead of the Company’s long-term business objectives. For these reasons, any director, officer or other employee of the Company who purchases Stem securities in the open market may not sell any Stem securities of the same class during the six months following the purchase (or vice versa).
Short sales of Stem securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, short sales of Stem securities are prohibited. In addition, Section 16(c) of the Exchange Act prohibits officers and directors from engaging in short sales.
Publicly-traded options, given their relatively short-term nature, may create the appearance that a director, officer or employee is trading based on material nonpublic information and focus a director’s, officer’s or other employee’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in put options, call options or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy.
Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such transactions may permit a director, officer or employee to continue to own Stem securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as the Company’s other shareholders. Therefore, directors, officers and employees are prohibited from engaging in any such transactions.
Margin accounts and Pledges. Although this Policy does not prohibit employees from including Stem securities in a margin account or pledging Stem securities as collateral for a loan, employees should exercise caution. Because Stem securities held in a margin account or pledged as collateral may be sold without your consent if you fail to meet a margin call or if you default on a loan, a margin call or foreclosure sale may result in unlawful insider trading.
“Limit” and “Stop Loss” Orders. This Policy does not generally prohibit “limit” or “stop loss” orders for persons subject to this Policy. However, if you have placed a limit or stop loss order in connection with the sale of a security and subsequently become aware of any material nonpublic information relating to that security, you should revoke your order so that there will not be a risk of the sale of that security while you are in the possession of such material nonpublic information.
As stated above, these restrictions also apply to anyone who lives in your household (other than household employees). The SEC and federal prosecutors may presume that trading by family members is based on information you supplied and may treat any such transactions as if you had traded yourself. There is no exception for small transactions or transactions that may seem necessary or justifiable for independent reasons, such as the need to raise money for an emergency expenditure.

C.    Permitted Transactions.
The following transactions are exempt from the restrictions in this Policy, except as specifically noted:
•Stock option exercises. This Policy does not apply to the exercise of an employee stock option acquired pursuant to the Company’s plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements.
oHowever, this Policy does apply to any sale of stock as part of a “cashless” broker-assisted exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option. To be clear, this means that during a blackout period, any “cashless” exercise or other market transaction is prohibited.

• Vesting of RSUs. This Policy does not apply to the vesting of restricted stock units, or the exercise of a tax withholding right pursuant to which shares of stock are automatically sold to satisfy tax withholding requirements upon the vesting of any restricted stock units.
•Mutual Funds, etc. The purchase or sale of Stem securities in or through a “blind” trust, mutual fund, broad market fund such as the Russell 3000 Index (including ETFs that track such a fund), “wrap” account or similar arrangement, provided that the investment in Stem is not discussed with the trustee, money manager or other investment advisor who has discretion over the funds; and
•Transactions with Stem. Lastly, this Policy does not prohibit any other purchase of Stem securities from Stem or any sale of Stem securities to Stem.
For purposes of this Policy, references to “trading” and “transactions” include, among other things:
•purchases and sales of Stem securities in public markets;
•sales of Stem securities obtained through the exercise of employee stock options granted by the Company;
•making gifts of Stem securities; and
•using Stem securities to secure a loan.
D.    Definition of “Material Nonpublic Information”
Material Information.
Material information generally means information that a reasonable investor would consider important in making an investment decision to buy, hold, or sell securities. Either positive or negative information may be material. Any information that could reasonably be expected to affect the Company’s stock price should be considered material.
Depending on the circumstances, common examples of information that may be material include:
•financial results;
•projections of future earnings or losses, or other earnings guidance;
•changes to previously announced earnings guidance;
•a pending or proposed merger, acquisition, tender offer or joint venture;
•changes in directors, senior management or auditors;
•significant new technologies, products or services;
•extraordinary borrowing or liquidity problems;

•significant developments regarding customers, joint venture or strategic partners, vendors or suppliers (such as losing or gaining a major contract);
•changes in dividend policies or the declaration of a stock split or the proposed or contemplated issuance, redemption, or repurchase of securities;
•material defaults under agreements or actions by creditors, clients, or suppliers relating to a company’s credit rating; and
•impending financial problems;
•institution of, or developments in, major litigation, investigations, or regulatory actions or proceedings; and
•the imposition of a trading “blackout” by Stem on transactions in Stem securities or the securities of another company.
Federal and NYSE investigators will scrutinize a questionable trade after the fact with the benefit of hindsight, so you should always err on the side of deciding that the information is material and not trade. If you have questions regarding specific transactions, please contact the CLO.
One helpful way to determine if you have material nonpublic information is to ask yourself, “Would the person on the other side of this transaction still want to complete the trade at this price if he or she knew what I know about Stem?” If the answer is “no,” chances are you possess material nonpublic information.
A good general rule of thumb: WHEN IN DOUBT, DO NOT TRADE.
When Information is Considered Public.
Information is “nonpublic” if it is not generally known by or available to the public. Information is considered to be available to the public only when:
•it has been released to the public by the Company through appropriate channels, such as by means of a press release distributed through a widely circulated news or wire service, such as Dow Jones or Bloomberg; and
•one full trading day has lapsed following the date of public disclosure.

[Remainder of Page Intentionally Blank]

III.    ADDITIONAL RESTRICTIONS APPLICABLE TO RESTRICTED INDIVIDUALS AND     PRE-CLEARANCE GROUP MEMBERS
To minimize the risk of an inadvertent violation of this Policy and to avoid even the appearance of impropriety, directors, executive officers and certain other employees identified below as “Restricted Individuals” and members of the “Pre-Clearance Group” are subject to the additional restrictions covered below.
Persons who are deemed Section 16 insiders under the U.S. Securities and Exchange Act of 1934 are subject to the restrictions and reporting requirements described in a separate Section 16 Compliance and Reporting Memorandum, which has been delivered concurrently with this Policy. Individuals who are so designated will be notified by the Human Resources or Legal Department.
A.    Definitions
1. “Restricted Individuals” means the following persons at any time (or any successor to any such person, in the event of a change in title, as applicable):
a.Directors and executive officers of Stem, Inc;
b.Head of Investor Relations;
c.Investor Relations Manager;
d.Legal Counsel, Corporate;
e.Sr. Legal Counsel, Operations;
f.Legal Counsel, Contracts
g.Sr. Director, Contracts Administrator
h.Executive/administrative assistants to any of the persons described above;
i.VP, Corporate Communications;
j.Manager, Equity Plan Compliance;
k.VP, Treasurer;
l.Controller;
m.Persons who prepare or receive full Stem monthly business reviews (MBRs) or other such financial information;
n.Persons having access to NetSuite for total Stem, Inc. operations or Stem, Inc. consolidated results;
o.Any other Stem employees designated as a “Restricted Individual” by the Chief Legal Officer; and

p.Any “Related Person” (as defined immediately below) of any Restricted Individual.
2. “Related Person” means, with respect to any Restricted Individual at any time:
a. Any family member and anyone else living in the Restricted Individual’s household (excluding household employees);
b. Any family member who does not live in a Restricted Individual’s household but who is financially supported by the Restricted Individual (including children at college) or whose transactions in Stem securities are directed by such Restricted Individual or are subject to his or her influence or control (such as parents or children who consult with such Restricted Individual before they trade in Stem securities);
c. Partnerships in which the Restricted Individual is a general partner;
d. Trusts of which the Restricted Individual is a trustee; and
e. Estates of which the Restricted Individual is an executor.
3. “Pre-Clearance Group” means (a) all directors and executive officers of Stem, Inc.; (b) Head of Investor Relations; (c) Investor Relations Manager; (d) Legal Counsel, Corporate; (e) Sr. Legal Counsel, Operations; (f) Legal Counsel, Contracts; (g) VP, Corporate Communications; (h) Controller; (i) VP, Treasurer; (j) executive/administrative assistants to any of the foregoing persons; (k) or any successor to any person described in clauses (b) through (j) in the event of a change in title, as applicable; (l) persons preparing, receiving or having access to any corporate-level financial reports or information; (m) any other Stem employees designated by the Chief Legal Officer; and (n) any “Related Person” of any of the foregoing.
B.    Additional Restrictions Applicable to Restricted Individuals
Pre-Clearance Trading Windows
Directors, executive officers and other Restricted Individuals may trade in Stem securities only from the date that is one full trading day after the date that earnings results are released until the date that is two weeks prior to the close of business on the last day of each December, March, June and September of each year (each such period, a “Trading Window”).
However, even if a Trading Window is open, you may not trade in Stem securities if you are aware of material nonpublic information about the Company. In addition, if you are subject to the Company’s pre-clearance requirement (described below), you must pre-clear transactions even if you intend to initiate them when a Trading Window is open.

As stated above, even if a Trading Window is closed, you may exercise Company stock options if no shares are to be sold on the open market or if you go through “cashless broker-assisted exercises” – you may not, however, effect sales of stock issued to you upon the exercise of stock options (including same-day sales). The vesting of restricted stock units according to their terms is also permitted, but you may not, during a blackout period, effect sales of stock issued to you upon such vesting. Generally, all pending purchase and sale orders regarding Company securities that could be executed while the Trading Window is open must be cancelled before it closes.

In light of these restrictions, if you expect a need to sell Stem securities at a specific time in the future, you should consider entering into a prearranged Rule 10b5-1 trading plan, as discussed below.
“Blackout” Periods
No director, executive officer or other Restricted Individual (including his or her Related Persons) may purchase, sell or enter into any other transaction with respect to Stem securities during any quarterly or (as applicable) special “blackout” period, as more specifically described below (each, a “blackout period”).

    Quarterly Blackout Periods

A quarterly blackout period will begin two weeks prior to the end of each fiscal quarter (two weeks prior to the end of each December, March, June and September) and end on the date that is one full trading day after the date of public release of Stem’s quarterly or annual earnings results. For example, if Stem publicly releases earnings results on a Wednesday at 4:00 p.m. Eastern time, then trading in Stem securities may commence at the open of market on Friday of the same week. If Stem publicly releases earnings results on Friday, then trading in Stem securities may commence at the open of market on the following Monday. The exact date of the public release of Stem’s earnings results is announced before the end of each quarter via press release. Restricted Individuals who leave the Company during a quarterly blackout period will remain subject to the Blackout Period for that quarter but will not be subject to future quarterly Blackout Periods absent special circumstances of which they will be notified.
Special Blackout Periods
From time to time, an event may occur that is material to the Company and is known by only a few directors, officers and employees. So long as the event remains material and nonpublic, the persons designated by the CLO may not trade Stem securities. In addition, the Company’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the CLO, designated persons should refrain from trading in Stem securities even sooner than the quarterly blackout period described above. In that situation, the CLO may notify these persons that they should not trade in the Company’s securities, without disclosing the reason for the restriction.
The existence of an event-specific trading restriction period or extension of a blackout period will not be announced to the Company as a whole and should not be communicated to any other person. Even if the CLO has not designated you as a person who should not trade due to an event-specific restriction, you should not trade while aware of material nonpublic information. Exceptions will not be granted during an event-specific trading restriction period. These blackout periods, which will vary in length, will be determined by the CLO, and will be communicated to the appropriate personnel via e-mail. Termination of a blackout period will also be communicated to the appropriate personnel via e-mail.
It is not the Company’s policy to impose special blackout periods every time that material nonpublic information exists, or every time that a Company employee may be in the possession of material nonpublic information. Thus, the absence of a special blackout period should not be interpreted as permission to trade. In addition, if you are subject to the Company’s pre-clearance policy (described below), you must pre-clear transactions even if you intend to initiate them when there is no trading blackout in place.
See the section below entitled “Permitted Transactions” for a summary of stock transactions you may effect even during a Blackout Period.
Pre-Clearance Procedures
Members of the Pre-Clearance Group are strongly encouraged to transact in Stem securities pursuant to an approved 10b5-1 trading plan (described below). The procedures immediately below apply to transactions outside of an approved 10b5-1 trading plan.
During a Trading Window, members of the Pre-Clearance Group must submit to the Chief Legal Officer (saul.laureles@stem.com), an e-mail request for pre-approval of any purchase, sale or other trade in Stem securities. The e-mail request must be substantially in the form attached as Exhibit A. Any such request for pre-clearance must be submitted at least two business days in advance of such proposed purchase, sale or other trade. Note that responses to requests for pre-clearance may take up to 24 hours.
When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any material nonpublic information about the Company and should describe fully those circumstances to the Chief Legal Officer. The requestor should also indicate whether he or she has effected any non-exempt “opposite-way” transactions within the past six months, and should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5. The requestor should also be prepared to comply with SEC Rule 144 and file a Form 144, if necessary, at the time of any sale.
The Chief Legal Officer is under no obligation to approve a trade submitted for pre- clearance and may determine not to permit a trade. The Chief Legal Officer may not trade in Stem securities unless the CEO has approved the trade(s) in accordance with these procedures.
Approvals for clearances will be valid for only 48 hours, and only to the extent that you do not acquire material nonpublic information concerning Stem during that time. If a transaction is not completed within the 48-hour period described above, the transaction must be approved again before it may be executed, and a new clearance request will need to be submitted. If a proposed transaction is not approved under the pre-clearance policy, you may not transact in Stem securities, and you should not inform anyone within or outside of the Company of the restriction.
This pre-clearance requirement applies to members of the Pre-Clearance Group even if they are initiating a transaction in a Trading Window.
If a member of the Pre-Clearance Group leaves the Company, they will cease to be required to pre-clear their trading activity; however, they will remain subject to any then-exiting quarterly or special blackout period, and they will be subject to the Company’s ability to enforce additional restrictions for a reasonable time following termination of employment in the CLO’s sole discretion.

In light of the blackout and pre-clearance restrictions described above, if you expect a need to sell Company stock at a specific time in the future, you may wish to consider entering into a prearranged Rule 10b5-1 trading plan, as described below under the heading “Rule 10b5-1 Trading Plans.” Note that the requirement for pre-clearance, the quarterly blackout trading restrictions and special blackout trading restrictions do not apply to transactions conducted pursuant to approved Rule 10b5-1 trading plans.
C.    Additional Restrictions on Transactions.
Directors, executive officers and other Restricted Individuals are also prohibited from engaging in the following transactions with respect to Stem securities even when not in possession of material nonpublic information:

•purchasing, or carrying, on margin;

•pledging Stem securities as collateral;

•placing a “limit” order or a “stop loss” order;

•short sales (selling stock not owned at the time of sale) and selling short “against the box” (short selling shares that you own but borrowing shares through the market at the time of the sale); and

•buying or selling publicly-traded options (including writing covered calls), and hedging or entering into any other type of derivative arrangement that has a similar economic effect.
Explanatory note: Pledged Securities; Margin Accounts. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Stem directors, officers and other Restricted Individuals are prohibited from holding Stem securities in a margin account or otherwise pledging Stem securities as collateral for a loan, because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Stem securities.
D.    Rule 10b5-1 Trading Plans
SEC Rule 10b5-1 provides a defense from insider trading liability if trades occur pursuant to a prearranged trading plan that meets specified conditions. It is possible to pre-arrange trades in Stem securities by entering into a written trading plan. A plan must either specify the number of securities to be bought or sold, along with the price and the date, or provide a written formula for determining this information. Alternatively, a trading plan can delegate investment discretion to a third party, such as a broker, who then makes trading decisions without further input from the person implementing the plan.
Because the SEC rules on trading plans are complex, you should consult with your broker and be sure you fully understand the limitations and conditions of the rules before you establish a trading plan.
All Rule 10b5-1 trading plans must be submitted to the CLO for review and approval at least five (5) business days prior to the entry in the Rule 10b5-1 trading plan, and meet the requirements of Rule

10b5-1 and the Company’s “Guidelines for Rule 10b5-1 Plans,” which may be obtained from the CLO. No further pre-approval of transactions conducted pursuant to a Rule 10b5-1 trading plan will be required.
E.    Noncompliance
Anyone who fails to comply with this Policy will be subject to appropriate disciplinary action, up to and including termination of employment.
Questions about these guidelines should be directed to:
Saul R. Laureles
Chief Legal Officer and Secretary
saul.laureles@stem.com

Adopted on October 15, 2025

Exhibit A

MODEL E-MAIL REQUEST FORM

PRE-CLEARANCE
TO ENGAGE IN TRANSACTIONS OF STEM, INC. SECURITIES

When seeking pre-clearance, please ensure that your e-mail request is substantially in the following form:

“Please pre-clear me for a purchase, sale or other trade in Stem securities. I am not aware of any material nonpublic information with respect to Stem. [Insert the following if you are a director or executive officer of Stem: I have reviewed the short-swing profit checklist enclosed with the Section 16 Memorandum, and I am permitted to effect the transaction for which I am seeking pre-clearance.]”

Please submit your pre-clearance request to:

Saul R. Laureles
Chief Legal Officer and Secretary
saul.laureles@stem.com